FOR IMMEDIATE RELEASE

CONTACT:

Investors	Media
U.S. Energy Systems, Inc.	Kekst and Company
Adam D. Greene, 212-588-8901	Adam Weiner / Joel Steinhaus
info@useyinc.com	212-521-4800

U.S. Energy Systems, Inc. Receives Nasdaq Staff Determination Letter for Non-Receipt of the Company’s Form 10-K

NEW YORK CITY, April 24, 2007 – U.S. Energy Systems, Inc. (Nasdaq: USEY), a “clean and green” energy company, today announced that on April 18, 2007 the Company received a Staff Determination Letter from the Nasdaq Stock Market notifying the Company of its non-compliance with Marketplace Rule 4310(c)(14) for the Company’s failure to file its Form 10-K for the period ended December 31, 2006. The Letter states that unless the Company files an appeal with the Nasdaq Hearings Department by no later than 4:00pm Eastern Time on April 25, 2007, trading of the Company’s common stock will be suspended at the opening of business on April 27, 2007 and a Form 25-NSE will be filed with the Securities and Exchange Commission, removing the Company’s securities from listing and registration on the Nasdaq Stock Market.

USEY stated its intention to request a hearing, thereby meeting the Nasdaq requirements for continuous listing while the appeal proceeds. There can be no assurance that the Nasdaq Hearings Panel will grant the Company’s appeal.

The restatement of the accounting treatment for the August 2006 acquisition of the UK assets and the November 2006 acquisition of Cinergy’s ownership interest in USEB has resulted in a delay in the completion of the Company’s year end financial statements. The Company intends to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as soon as practicable after the preparation and audit of the Company’s financial statements is completed.

USEY is a “clean and green” energy company that owns and operates renewable energy, clean energy and power generation businesses in the U.S. and UK.

Additional information is available on the Company’s website at: http://www.useyinc.com.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, the effect of the USEB’s Chapter 11 filing, access to needed financing or refinancing on acceptable terms, revisions in the initial estimates in the fair market value of the acquired assets, failure to realize the estimated savings or operating results of the acquisition, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses, changes in market conditions, the impact of competition, changes in local or regional economic conditions, and the amount and rate of growth in expenses, dependence on management and key personnel, changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues, the inability to commence planned projects in a timely manner, our ability to continue our growth strategy, and the ability to complete acquisitions, as well as other risks detailed from time to time in U.S. Energy’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 as well as the 2006 quarterly reports on Form 10-Q. We do not undertake to update any of the information set forth in this press release.

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